                                                                   EXHIBIT 10.26

                               FIRST AMENDMENT TO
                       SERVICE CORPORATION INTERNATIONAL
           SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN FOR SENIOR OFFICERS
          (As Amended and Restated Effective as of December 31, 1993)


                              W I T N E S S E T H:


         WHEREAS, Service Corporation International (the "Company") executed the plan entitled "Service Corporation International Supplemental Executive Retirement Plan for Senior Officers (as Amended and Restated Effective as of December 31, 1993)" (hereinafter called the "Plan"); and

         WHEREAS, the Company retained the right in Section 8.1 of the Plan to amend the Plan from time to time; and

         WHEREAS, the Compensation Committee of the Board of Directors of the Company, in the exercise of its duly authorized delegation of authority to amend the Plan pursuant to Section 8.1 thereof, has directed and approved the amendment of the Plan as described in this First Amendment thereto;

         NOW, THEREFORE, the Plan is hereby amended, effective as of November 9, 1994 as follows:

         1. The definition of "Accrued Benefit" in Article I is deleted in its entirety and is replaced with the following definition:

                          "`Accrued Benefit' means, as of any given time, the amount of unpaid Retirement Benefit under this Plan to which a Participant is then entitled under applicable provisions of Section 3.1, payable in the Standard Form of benefit commencing upon his Retirement Date."

         2. A new definition of "Actuarial Equivalent" is added to Article I, which provides as follows:

                          "`Actuarial Equivalent' or `Actuarially Equivalent' means equality in value of the aggregate amounts expected to be received at different times or in a different form of payment, determined by the use of the same interest rate and mortality assumptions as are being used, as of January 1 of the calendar year immediately preceding the calendar year in which such benefits are paid, under the definition of `Actuarial Equivalence' under the SCI Cash Balance Plan. If there is no SCI Cash Balance Plan or successor qualified defined benefit plan, then the actuarial factors to be used will be those actuarial factors as are selected by the actuarial firm that last serviced the SCI Cash Balance Plan prior to its termination or merger, as being then appropriate had the SCI Cash Balance Plan remained in existence at its last level of benefits and with its last participant census."

         3. The definition of "Retirement Benefit" in Article I is deleted in its entirety and the following definition is substituted therefor:

                          "`Retirement Benefit' means the Accrued Benefit payable to a qualifying Participant at his Retirement Date, as described in Section 3.1 and paid under
                          Section 3.2."

         4. A new defined term, "Standard Form", is added to Article I, which shall provide as follows:

                          "`Standard Form' means the 180-month certain and life annuity described in Section 3.2(a), commencing as of the first day of the month coincident with or next following his Retirement Date, which shall be the form in which Retirement Benefits shall be paid to a Participant who has not properly elected a different form of payment under Section 3.2."

         5.      The last sentence of subsection (a) of Section 3.1 is amended:
                 (i) to add, immediately after the word "However," the words "subject to Section 6.3," and (ii) to delete the word "amount" each place it appears and to substitute in each such place the words "Actuarially Equivalent value."

         6. Section 3.2 of the Plan is deleted in its entirety and is replaced with the following provision:

                 "3.2     FORM AND TIME OF PAYMENT.  Except as provided in
                 Article IV, and subject to Section 6.3, the Retirement Benefit payable hereunder shall be paid as follows:

                 (a)      Standard Form: 180-Month Certain and Life Annuity.

                          A Participant who is entitled to Retirement Benefits hereunder and who does not properly elect one of the optional forms of payment for which he is eligible, as described in Sections 3.2(b), (c), or
                          (d) below, shall receive his entire Retirement Benefit in the Standard Form of a monthly annuity that is payable for the lesser of 180 months or his lifetime, commencing as of the first day of the month coincident with or next following his Retirement Date. If a Participant who is to receive this Standard Form of benefit dies before 180 monthly payments have been made to him, no further Retirement Benefit shall be payable to him and, instead, his Beneficiary shall receive the death benefit, if any, due under Article V.

                 (b)      Lump Sum Payment.

                          A Participant may request, in the form prescribed by the Committee, payment of his entire Retirement Benefit in a single lump sum payment that is made as of his Retirement Date; provided that: (1) the Participant provides his written request to the Committee not less than twelve (12) calendar months before his Retirement Date; and (2) the Committee, in its sole discretion, accepts the Participant's request. The Committee may, in its sole discretion, accept such request in total, accept such request in part and reject it in part, or reject such request in total. In the case of a lump sum payment request accepted by the Committee in total, the lump sum payment made under this Section 3.2(b) shall be the Actuarial Equivalent of the requesting Participant's Retirement Benefit, determined as of his attainment of age 65.

                          In the event that the requesting Participant's specified Retirement Date is a date prior to his attainment of age 65, the Actuarially Equivalent value of his Retirement Benefit, as described in the immediately preceding sentence, shall be discounted to the Actuarially Equivalent value of his Retirement Benefit determined as of his Retirement Date.

                          In the event that the Committee accepts a Participant's lump sum request in part, the lump sum payment made under this Section 3.2(b) shall be the Actuarial Equivalent, determined as of his Retirement Date, of the portion of his Retirement Benefit with respect to which his lump sum request was accepted.

                          Within such time as it considers reasonable under the circumstances, the Committee shall notify a Participant who has requested a lump sum payment of the extent to which it has accepted such request.
                          The opportunity to request a lump sum payment under this Section 3.2(b) shall be available only once to any Participant and, once such a request is made, it shall be irrevocable.

                 (c)      In-Service Commencement After Age 60.

                          A Participant who is age 60 or older on November 9, 1994, and is an active Employee of the Company on such date, may elect to receive his entire Retirement Benefit in the form of a monthly annuity that is payable for the lesser of 180 months or his lifetime, commencing as of January 1, 1995, which annuity shall not be increased after its payment commencement date on account of any subsequent increase in the Participant's years of Credited Service, compensation, any cost-of-living adjustments or otherwise; provided that the Participant's written election of such form of payment is received by the Committee not later than December 31, 1994. The monthly amount of such annuity shall be the Actuarial Equivalent of the Standard Form of Retirement Benefit, with such Actuarial Equivalence calculated as of his Retirement Date, and (i) by assuming that the payment of his Retirement Benefit will commence as of his attainment of age 65, and (ii) if the Participant is less than age 65 on January 1, 1995, the amount calculated under clause (i) shall then be discounted to the Actuarially Equivalent value of such annuity commencing as of January 1, 1995.

                 (d)      In-Service Commencement Before Age 60.

                          A Participant who is less than age 60 on November 9, 1994, and is an active Employee of the Company on such date, may elect to receive his entire Retirement Benefit in the form of a monthly annuity that is payable for the lesser of 180 months or his lifetime, commencing as of the later of January 1, 1996 or the first day of the month following the date the Participant attains age 60; which annuity shall not be increased after its payment commencement date on account of any subsequent increase in the Participant's years of Credited Service, compensation, any cost-of-living adjustments or otherwise; provided that the Participant's written election of such form of payment is received by the Committee not later than 12 calendar months before such specified commencement date. Because the annuity described in this Section 3.2(d) commences before the Participant attains the age of 65, the monthly amount of such annuity shall be discounted to the Actuarially Equivalent value of such annuity commencing as of the commencement date described above in this paragraph.

                 (e)      Lump Sum Payment After Commencement.

                          A Participant who has commenced receipt, while an active Employee of the Company, of an annuity under
                          Section 3.2(c) or (d) above may provide to the Committee a written request to receive, as of his

                          Retirement Date, a lump sum payment of the entire Actuarially Equivalent value, determined as of the date that is 12 calendar months prior to his Retirement Date, of all remaining annuity payments payable to him; provided that such Participant's written request for such lump sum is received by the Committee not less than 12 calendar months prior to his Retirement Date. The Committee may, in its sole discretion, accept such request in total, accept such request in part and reject it in part, or reject such request in total. Within such time as it considers reasonable under the circumstances, the Committee shall notify a Participant who has requested a lump sum payment of the extent to which it has accepted such request."

         6. Article IV is amended to delete the words "present value" each place they appear and to substitute therefor in each such place the words "Actuarially Equivalent value."

         7. Section 5.1 is deleted in its entirety and is replaced with the following provision:

                 "5.1 BENEFITS IN THE EVENT OF PARTICIPANT'S DEATH. If a Participant dies after commencement of annuity benefits from this Plan and before receiving 180 monthly annuity payments, his Beneficiary shall receive, as soon as administratively practical after such Participant's death, a lump sum cash payment of the Actuarially Equivalent value, determined as of the date of the Participant's death, of whichever of the following amounts is applicable to the Participant:

                 (a) In the case of a Participant who was receiving the Standard Form of benefit, such Participant's remaining Accrued Benefit as of his date of death; provided, however, that if the Participant was an active Employee on the date of his death, instead of such Participant's actual Accrued Benefit, the Beneficiary's death benefit shall, if greater, be based upon the Accrued Benefit to which the Participant would have been entitled if he had continued to earn Credited Service from the date of his death to the date on which he would have attained the age of 65.

                 (b) In the case of a Participant who was receiving the in-service annuity described in Section 3.2(c), the Participant's Accrued Benefit as of December 31, 1994, less any payments received prior to his death; and

                 (c) In the case of a Participant who had elected the in-service annuity described in Section 3.2(d), the Participant's Accrued Benefit determined as of December 31 of the year in which he signed the written election form by which he elected such form of benefit, less any payments already received prior to his death."

         IN WITNESS WHEREOF, the Company ratifies, approves and consents to the amendment of the Plan by this First Amendment this 27th day of Feb., 1995, to be effective as of November 9, 1994.

                                 SERVICE CORPORATION INTERNATIONAL

ATTEST:
                                 By: Jack L. Stoner
                                     -------------------------------------------
                                     Name:  Jack L. Stoner
                                     Title: Senior Vice President/Administration
By: Jenice Smith
    --------------------------
    Name:  Jenice Smith
    Title: Executive Assistant